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As filed with the Securities and Exchange Commission on February 11, 2000

Registration No. 333-81629

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE
AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

YAHOO! INC.
(Exact Name of Registrant as specified in its charter)

Delaware	77-0398689
(State of incorporation)	(I.R.S. Employer Identification No.)

3420 Central Expressway
Santa Clara, California 95051
(408) 731-3300
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Gary Valenzuela
Senior Vice President, Finance and Administration and Chief Financial Officer
3420 Central Expressway
Santa Clara, California 95051
(408) 731-3300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Joshua L. Green
Venture Law Group
A Professional Corporation
2800 Sand Hill Road
Menlo Park, California 94025
(650) 854-4488

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement until
May 28, 2000 or until such earlier time that all of the shares registered hereunder have been sold.

   If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box./ /

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common Stock, par value $0.001 per share	2,296,626 shares	$71.50	$164,208,759.00	$45,650.00

(1)
The shares of common stock set forth in the Calculation of Registration Fee Table, and which may be offered pursuant to this Registration Statement, includes, pursuant to Rule 416 of the Securities Act of 1933, as amended, such additional number of shares of the Registrant's common stock that may become issuable as a result of any stock splits, stock dividends or similar event.
(2)
Estimated solely for the purpose of computing the amount of the registration fee, based on the average of the high and low prices for the Company's common stock as reported on the Nasdaq National Market on June 18, 1999 in accordance with Rule 457 under the Securities Act of 1933.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

    In accordance with Rule 416(b) promulgated under the Securities Act of 1933, as amended (the "Securities Act"), the number of shares of Common Stock registered for sale under the Securities Act by this Registration Statement on Form S-3 has been deemed to be increased to include the shares of Common Stock issued in connection with the two-for-one stock split effected as a stock dividend on February 11, 2000 (the "Stock Split"), to the extent issued with respect to shares designated by such registration statement but unsold as of the date of the Stock Split.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, Yahoo! Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on February 11, 2000.

YAHOO! INC.
By:	/s/ GARY VALENZUELA Gary Valenzuela Senior Vice President, Finance and Administration and Chief Financial Officer

    Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Timothy Koogle	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	February 11, 2000
/s/ GARY VALENZUELA Gary Valenzuela	Senior Vice President, Finance and Administration and Chief Financial Officer (Principal Financial Officer)	February 11, 2000
* James J. Nelson	Vice President, Finance (Chief Accounting Officer)	February 11, 2000
* Jeff Mallett	President, Chief Operating Officer and Director	February 11, 2000
* Eric Hippeau	Director	February 11, 2000
* Arthur H. Kern	Director	February 11, 2000
* Michael Moritz	Director	February 11, 2000
* Jerry Yang	Director	February 11, 2000

*By:	/s/ GARY VALENZUELA Gary Valenzuela Attorney-In-Fact

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SIGNATURES